Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-201476 on Form F-3 of our reports dated March 31, 2016 relating to the consolidated financial statements of CorpBanca and its subsidiaries (the “Bank”) (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the translation of Chilean peso amounts into U.S. dollar amounts), and the effectiveness of the Bank’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of CorpBanca for the year ended December 31, 2015.

/s/ Deloitte Auditores y Consultores Ltda.

Santiago, Chile

March 31, 2016